Press Release	Source: EnerJex Resources, Inc.

EnerJex Resources Acquires Oil Leases with Current Production of 50 BOPD and in Excess of 150 Additional Drillables

Thursday September 27, 4:00 pm ET

Acquisition adds to eastern Kansas footprint

OVERLAND PARK, Kan., Sept. 27 /PRNewswire-FirstCall/ -- EnerJex Resources, Inc. (OTC Bulletin Board: EJXR - News; "EnerJex") today reported it has acquired seven oil leases in eastern Kansas for $2.7 million. The proven (PDP) and proved undeveloped (PUD) PV 10 value of the leases purchased is in excess of $10 million dollars. The seven leases are in Johnson, Anderson and Linn counties in eastern Kansas and currently produce approximately 50 barrels of oil equivalent per day (BOPD). The acquisition closed today, with an effective date of September 1, 2007. EnerJex purchased a 100% working interest and 1,500 gross acres of leaseholds. EnerJex plans to eventually expand drilling on the property having identified over 150 additional drilling locations

The acquisition was funded with a combination of traditional bank and seller financing. Cornerstone Bank, Overland Park, Kansas funded $1.735 million of the purchase price at an 8.5% annual fixed rate for a term of 48 months. In addition, Cornerstone Bank will consider re-advancing funds up a $1.0 million under a revolver on the loan to further develop the leaseholds acquired to meet working capital needs once production and reserves meet Cornerstone's lending parameters. The sellers financed the remaining $965,000 with a one year balloon note at a fixed rate of 5%.

Steve Cochennet, EnerJex's Chairman and CEO, said, "This is the first acquisition for EnerJex that includes traditional bank financing and further demonstrates our progress towards maturing as a regional oil and gas development company. With this acquisition, EnerJex now has operations in nine eastern Kansas counties with total production of over 200 BOPD and over 400 additional drilling locations. This acquisition further expands the foundation for an aggressive drilling program in 2008 once we secure additional funding."

EnerJex's wholly owned operating subsidiary, Midwest Energy Inc., will operate the wells located on the acquired leases. EnerJex intends to immediately begin working to maximize the production and secondary recovery efforts.

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted solely through Midwest Energy Inc., its wholly owned operating subsidiary, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: http://www.EnerJexResources.com.

Forward-Looking Statement

The forward-looking statements in this press release regarding the acquisition of the leases, current daily BOPD production, current operations, future outlook, and any other effects resulting from any of the above statements involve risks and uncertainties. Such risks and uncertainties, include, but are not limited to: the continued production of oil at historical rates; availability of the revolver from Cornerstone; actual BOPD production; actual new drillable locations on the leases and on EnerJex's other properties; costs of operations and development; integration of the acquired leases into EnerJex's operations; delays, and any other difficulties related to producing oil; rig availability; price of oil; exploitation and exploration successes; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; ability of EnerJex to secure additional funding in 2008; actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational results; competition; general economic, market or business conditions; and the ability to manage and continue growth. Although EnerJex believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Source: EnerJex Resources, Inc.